UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 16, 2014

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

MVP REIT, Inc. (“MVP”) announced that on June 16, 2014, the MVP board of directors approved the sale of MVP’s membership interest in the two office buildings owned by MVP to Vestin Realty Mortgage I, Inc. (“VRTA”) and Vestin Realty Mortgage II, Inc. (“VRTB”).

Under the terms of the proposed transaction, MVP will sell to VRTA and VRTB collectively a one hundred percent (100%) interest in Building A, LLC for that certain office building located at 8880 West Sunset Road, Las Vegas, Nevada and will sell the remaining approximately fifty-eight percent (58%) interest in Building C, LLC for that certain office building located at 8930 West Sunset Road, Las Vegas, Nevada.  VRTB had previously purchased the other forty-two percent (42%) membership interest from MVP.

The sales price for the remaining membership interests in Building A, LLC will be approximately $3,600,000. Building A, LLC currently has approximately $8,500,000 in indebtedness on the property. The sales price for the membership interest in Building C, LLC will be approximately $6,600,000. Building C, LLC currently has approximately $8,500,000 in indebtedness on the property.  The sales price for both buildings was equal to the amount paid by MVP to acquire the buildings which acquisition was within the past twelve (12) months. No commissions will be paid in connection with the sale.

The proposed acquisition is subject to the completion of definitive agreements being executed. It is currently anticipated that the closing for the acquisitions will take place in July 2014 however there can be no assurance when and if these acquisitions will be completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2014

MVP REIT, INC.

By: __/s/ Dustin Lewis_______________

       Dustin Lewis

       Chief Financial Officer